Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated September 6, 2013, with respect to the consolidated financial statements of Hilton Worldwide Holdings Inc., included in the Registration Statement (Form S-1 No. 333-191110) and related Prospectus of Hilton Worldwide Holdings Inc. for the registration of its shares of common stock, as incorporated by reference in this Registration Statement (Form S-1) filed with the Securities and Exchange Commission on December 11, 2013 for the registration of its shares of common stock.

/s/ Ernst & Young LLP

McLean, Virginia

December 11, 2013